Exhibit 10.6
DIAMOND HILL INVESTMENT GROUP, INC.
AMENDED & RESTATED
2005 EMPLOYEE AND DIRECTOR EQUITY INCENTIVE PLAN
(Effective January 1, 2008)
     1. Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to Employees, Directors and Consultants, and (c) to promote the success of the Company’s business.
     The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Units, Restricted Stock, Stock Grants and Stock Appreciation Rights.
     2. Definitions. As used herein, the following definitions shall apply:
(a)	“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)	“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)	“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Units, Restricted Stock, Stock Grants or Stock Appreciation Rights.

(d)	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Position” means as to any Performance Period, the Company’s level of cash and cash equivalents.

(g)	“Change in Control” means the occurrence of any of the following events:
(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(iv)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its Parent outstanding immediately after such merger or consolidation.
(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(j)	“Common Stock” means the common stock of the Company.

(k)	“Company” means Diamond Hill Investment Group, Inc., an Ohio corporation.

(l)	“Consultant” means any natural person, including an advisor, engaged by the Company to render services to the Company.

(m)	“Director” means a member of the Board.

(n)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o)	“Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of Common Stock outstanding and dilutive common equivalent shares deemed outstanding.

(p)	“Employee” means any person, including an Officer or Director, employed by the Company or any Parent or Subsidiary of the Company, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. Neither service solely as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system including, without limitation, The NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the arithmetic mean between the highest price and lowest price for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Administrator through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the corporation, within the meaning of Section 409A of the Code.
(s)	“Fiscal Year” means the fiscal year of the Company.

(t)	“Freestanding SAR” means a Stock Appreciation Right that is granted independent of any Option.

(u)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)	“Incumbent Directors” means directors who either (i) are Directors as of the effective date of the Plan, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(w)	“Individual Objectives” means as to a Participant for any Performance Period, the objective and measurable goals set by a process and approved by the Administrator (in its discretion).

(x)	“Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes.

(y)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses.

(bb)	“Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations but excluding any unusual items.

(cc)	“Option” means an Award of a right to purchase Common Stock granted pursuant to Section 6 of the Plan.

(dd)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code

(ee)	“Participant” means the holder of an outstanding Award.

(ff)	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) Cash Position, (ii) Earnings Per Share, (iii) Individual Objectives, (iv) Net Income, (v) Operating Cash Flow, (vi) Operating Income, (vii) Return on Assets, (viii) Return on Equity, (ix) Return on Sales, (x) Revenue, and (xi) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the grant date, the Administrator shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. For example (but not by way of limitation), the Administrator may determine that the measures for one or more Performance Goals shall be based upon the Company’s pro-forma results and/or results in accordance with generally accepted accounting principles.

(gg)	“Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(hh)	“Plan” means this plan, the Diamond Hill Investment Group, Inc. Amended and Restated 2005 Employee and Director Equity Incentive Plan.

(ii)	“Restricted Stock” means Common Stock acquired pursuant to an Award that is subject to a vesting schedule and the Company’s repurchase option.

(jj)	“Restricted Stock Unit” means the right to receive a number of Shares (or a payment equal to the Fair Market Value of a number of Shares) pursuant to a grant under Section 7 of the Plan.

(kk)	“Return on Assets” means, as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets.

(ll)	“Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average shareholder’s equity.

(mm)	“Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue.

(nn)	“Revenue” means as to any Performance Period, the Company’s or business unit’s net sales.

(oo)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(qq)	“Service Provider” means an Employee, Director or Consultant of the Company.

(rr)	“Share” means a share of Common Stock or Restricted Stock, as the case may be and as adjusted in accordance with Section 15 of the Plan.

(ss)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that is designated as a Stock Appreciation Right pursuant to Section 9 of the Plan.

(tt)	“Stock Grant” means an Award of Shares of Common Stock acquired pursuant to a grant under Section 8 of the Plan.

(uu)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(vv)	“Tandem SAR” means a Stock Appreciation Right that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the Stock Appreciation Right will be canceled to the same extent).

(ww)	“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

(xx)	“Total Shareholder Return” means as to any Performance Period, the total return (change in Share price plus reinvestment of any dividends) of a Share.

3.	Stock Subject to the Plan.

(a)	Number of Shares. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be granted and/or sold under the Plan is the total of (i) 500,000 Shares and (ii) an annual increase to be added on the last day of the Fiscal Year beginning in 2005, equal to the lesser of (A) 100,000 Shares, (B) 5% of the Company’s total outstanding Shares on such date, or (C) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of a SAR, the number of Shares available for issuance under the Plan will be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Award is paid by tender to the Company of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Award is exercised.

(b)	Share Usage. If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock are repurchased by the Company, such Shares shall become available for future grant under the Plan.

4.	Administration of the Plan.

(a)	Procedure.
(i)	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(ii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board, or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, at its discretion:
(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares of Common Stock to be covered by each Award granted hereunder;

(iv)	to approve forms of agreement for use under the Plan;

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii)	to modify or amend each Award (subject to Section 25 of the Plan);

(ix)	to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld;

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.
(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
     5. Eligibility. Awards may be granted to Service Providers; provided, however, that Incentive Stock Options may be granted only to Employees.
     6. Options.
(a)	Share Limitations.
(i)	No Service Provider shall be granted, in any Fiscal Year, Options to purchase more than 25,000 Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service as a Service Provider, a Service Provider may be granted Options to purchase up to an additional 25,000 Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(ii)	Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option; provided, however, that Incentive Stock Options shall not be granted to any Service Provider who is not an Employee. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(ii), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(iii)	If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above.
(b)	Term of Option. The term of each Option shall be stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, is a Ten Percent Holder, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(d)	Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
(i)	In the case of an Incentive Stock Option that is:
(a)	granted to an Employee who, at the time the Incentive Stock Option is granted, is a Ten Percent Holder, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; and

(b)	granted to any Employee other than a Ten Percent Holder, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)	In the case of a Nonstatutory Stock Option, including a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(e)	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition
     7. Restricted Stock Units/Restricted Stock.
(a)	Grant of Restricted Stock Units or Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock or Restricted Stock Units to Participants in such amounts as the Administrator shall determine, in its sole discretion, provided that during any Fiscal Year, no Service Provider will receive grants of Restricted Stock for, or Restricted Stock Units representing, more than an aggregate of 25,000 Shares of Restricted Stock. Notwithstanding the

foregoing limitation, in connection with his or her initial service as a Service Provider, a Service Provider may be granted an aggregate of up to an additional 25,000 Shares of Restricted Stock and/or Shares of Restricted Stock underlying Restricted Stock Units. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b)	Issue and Vesting Date(s). At the time of the grant of Restricted Stock or Restricted Stock Units, the Administrator shall establish issue and vesting date(s) with respect to the Restricted Stock or Restricted Stock Units. The Administrator may divide the Restricted Stock or Restricted Stock Units into classes and assign different issue dates or vesting schedules to such classes.

(c)	Award Agreement; Repurchase Option. Each Restricted Stock Unit or Restricted Stock grant shall be evidenced by an Award Agreement. The Award Agreement will grant the Company a repurchase option with respect to any unvested Shares of Restricted Stock, exercisable upon the voluntary or involuntary termination of the Service Provider’s relationship with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement will be the original purchase price paid for the Shares, if any, and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the Administrator.

(d)	Other Restrictions. The Administrator shall impose such other conditions and/or restrictions on the grant of Restricted Stock Units or Restricted Stock pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each share of Restricted Stock and/or restrictions under applicable federal or state securities laws.

(e)	Rights as a Shareholder. The holder of Restricted Stock shall have the rights equivalent to those of a shareholder and may exercise full voting powers with respected to the Restricted Stock during the restriction period. The holder of Restricted Stock Units shall have no rights with respect to the Shares underlying the grant, except the right to receive payment as set forth in this Plan.

(f)	Dividends And Other Distributions. During the period of restriction, Participants may, if the Administrator so determines, be credited with dividends, in the case of Restricted Stock, or dividend equivalent rights, in the case of Restricted Stock Units, that are paid with respect to the underlying Shares while they are so held. The Administrator may apply any restrictions to the dividends or dividend equivalent rights that the Administrator deems appropriate. Any such dividends or dividend equivalent rights shall be paid at the same time as dividends are paid with respect to Shares. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock or Restricted Stock Units granted to a Participant is designed to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Administrator may apply any restrictions it deems appropriate to the payment of dividends or dividend equivalent rights declared with respect to such Restricted Stock or Restricted Stock Units, such that the dividends, dividend equivalent rights, Restricted Stock and/or Restricted Stock Units maintain eligibility therefor.

8.	Stock Grants.

(a)	Stock Grants. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may award Stock Grants in such amounts as the Administrator shall determine, in its sole discretion, provided that during any Fiscal Year, no Service Provider will receive Stock Grants for more than an aggregate of 25,000 Shares of Common Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as a Service Provider, a Service Provider may be granted an aggregate of up to an additional 25,000 Shares pursuant to Stock Grants. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b)	Restrictions. Generally, Shares issued in connection with a Stock Grant will not have any vesting requirements or other restrictions; provided, however, that the Administrator may impose such other conditions and/or restrictions on the Common Stock issued pursuant to Stock Grants as it may deem advisable, in its sole discretion. Each Stock Grant shall be evidenced by an Award Agreement.

9.	Stock Appreciation Rights.

(a)	Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion, provided that during any Fiscal Year, no Service Provider will be granted SARs covering more than 25,000 Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service as a Service Provider, a Service Provider may be granted SARs covering up to an additional 25,000 Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15. The Administrator may grant Freestanding SARs, Tandem SARs, or any combination thereof.

(b)	Base Value and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. The base value of Tandem SARs will equal the exercise price of the related Option; provided, however, that the base value of a Tandem SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The base value of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. A SAR may be exercised for all or any portion of the Shares as to which it is exercisable; provided, that no partial exercise of a SAR shall be for an aggregate base value of less than $1,000. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(c)	Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (i) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (ii) payment upon exercise of a Tandem SAR shall not be greater than one hundred percent (100%) of the excess of the Fair Market Value of a Share on the date of exercise over the exercise price of a Share underlying the Option with respect to which such Tandem SAR was granted; and (iii) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the exercise price of the Incentive Stock Option.

(d)	Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e)	Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount not to exceed:
(i)	The difference between: (1) the Fair Market Value of a Share on the date of exercise; over (2) the Exercise Price of the SAR; multiplied by

(ii)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, payment upon exercise of a SAR may be made in cash, Shares or a combination thereof.
(f)	Other Provisions. Each SAR grant will be evidenced by an Award Agreement that will specify the base value, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
     10. Performance-Based Restrictions on Awards. Any Award granted under the Plan may vest subject to the satisfaction of one or more performance objectives. The Administrator may set performance objectives, in its sole discretion, and the time period during which the performance objectives must be met will be called the “Performance Period.”
(a)	General Performance Objectives. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.

(b)	Section 162(m) Performance Objectives. For purposes of qualifying Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Awards will be based on the achievement of Performance Goals. The Performance Goals will be set by the Committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.	Exercise and Settlement of Awards.

(a)	Procedure for Exercise of Options. Any Option granted under the Plan shall be exercisable, to the extent applicable, according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement applicable to such Option. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (B) full payment, as required by the Award Agreement and the Plan, for the Shares with respect to which the Option is exercised. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse and/or to a trust if, under Code Section 671 and applicable state law, the Participant remains the beneficial owner of the Shares. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Option, by the number of Shares as to which the Option is exercised.

(b)	Settlement or Payment of Stock Grants, Restricted Stock. Upon granting of any Stock Grants or the vesting of any Restricted Stock, the Administrator shall issue or cause to be issued any Shares within sixty (60) days following the date of grant, settlement or lapse of substantial risk of forfeiture, as the case may be, of such Stock Grant or Restricted Stock.

(c)	Payment or Settlement of Restricted Stock Units. Upon the vesting of any Restricted Stock Unit, the Administrator shall pay or cause to be paid to an amount equal to the Fair Market Value of a Share on the date of vesting multiplied by the number of vested Shares. The Administrator may, in its discretion and in lieu of payment, issue or cause to be issued a number of Shares with a value equal the Fair Market Value of a Share on the date of vesting. Any fractional Shares shall be paid in cash. Any payment or issuance of Shares with respect to a Restricted Stock Unit shall be made within sixty (60) days following the vesting of such Restricted Stock Unit.

(d)	Rights as a Shareholder. Except with respect to grants of Restrict Stock or Restricted Stock Units, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Award until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(e)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise, as applicable, his or her Award to the extent that such Award is vested on the date of termination, within three (3) months following the Participant’s termination in the case of an Incentive Stock Option, or, in the case of an Award other than an Incentive Stock Option, a greater/lesser period if specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Award, the Shares covered by or underlying the unvested portion of such Award shall revert to the Plan; provided, however, that unvested Shares of Restricted Stock shall not automatically revert to the Plan but shall be subject to the Company’s repurchase option as provided in the Award Agreement. If, after termination, the Participant does not exercise his or her Award, as applicable, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

(f)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise, as applicable, his or her Award, to the extent that the Award is vested on the date of termination, within twelve (12) months following the Participant’s termination, in the case of an Incentive Stock Option, or, in the case of an Award other than an Incentive Stock Option, a greater/lesser period if specified in the Award Agreement or the Plan (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement or the Plan). If, on the date of termination, the Participant is not vested as to his or her entire Award of Restricted Stock or Restricted Stock Units, the Shares covered by or underlying the unvested portion of the Award shall revert to the Plan; provided, however, that unvested Shares of Restricted Stock shall not automatically revert to the Plan but shall be subject to the Company’s repurchase option as provided in the Award Agreement. If, after a termination due to Disability, the Participant does not exercise his or her Award, as applicable, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

(f)	Death of Participant. If a Participant dies while a Service Provider, the Award may be exercised, as applicable, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, to the extent that the Award is vested on the date of termination, within twelve (12) months following Participant’s death or a greater/lesser period if specified in the Award Agreement of the Plan (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement of the Plan). If no such beneficiary has been designated by the Participant, then such Award may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If, at the time of death, Participant is not vested as to his or her entire Award of Restricted Stock or Restricted Stock Units, the Shares covered by or underlying the unvested portion of the Award shall immediately revert to the Plan; provided, however, that unvested Shares of Restricted Stock shall not automatically revert to the Plan but shall be subject to the Company’s repurchase option as provided in the Award Agreement. If the Award is not so exercised, as applicable, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.
     12. Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Award, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:
(a)	cash;

(b)	check;

(c)	other Shares which, in the case of Shares acquired directly or indirectly from the Company, (i) have been owned by the Participant for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the exercise price or base value of the Shares as to which said Award shall be exercised;

(d)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(e)	any combination of the foregoing methods of payment; or

(f)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
     13. Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the foregoing, Incentive Stock Options may not sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.
[NOTE: The transferability of Incentive Stock Options is limited by Section 422 of the Code. We have clarified that the Administrator may not exercise discretion with respect to transferability of Incentive Stock Options.]
     14. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of any bona fide leave of absence approved by the Company. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then an additional three (3) months following the end of the original three (3) month term of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
     15. Adjustments Upon Changes in Capitalization, Merger or Change in Control.
(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares that may be added annually to the Plan pursuant to Section 3(a), the number of Shares of Common Stock as well as the price per share of Common Stock covered by each such outstanding Award, and the numerical Share limits in Sections 3(a), 6(a), 7(a), 8(a) and 9(a) shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award. Any adjustment pursuant to this Section 15 shall, to the extent applicable, be made in accordance with the requirements of Sections 409A and 422 of the Code.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Restricted Stock shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)	Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.
     In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Awards as to all Shares covered thereby, including Shares as to which such Awards would not otherwise be vested or exercisable. All restrictions on Restricted Stock or other vesting criteria will lapse, as determined by the Board. In addition, if an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period.

     For the purposes of this subsection (c), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
     Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals, will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
     16. No Effect on Employment or Service. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.
     17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
     18. Conditions Upon Issuance of Shares.
(a)	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     19. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     21. Withholding Taxes.
(a)	Cash. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

(b)	Shares. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, in its sole discretion, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery Shares having a value equal to the amount of tax to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash contemporaneously with the settlement or exercise of the Award. Such a withholding election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. All elections by a Participant to have Shares withheld for these purposes shall be made in such form and under such conditions as the Administrator may deem necessary or advisable.
     22. Notification of Election Under Section 83(b) of The Code. If any Participant shall, in connection with the acquisition of Shares under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).
     23. Escrow. Each share of Restricted Stock issued pursuant to the terms of the Plan which has not vested shall be held in escrow pursuant to the terms of the Award Agreement. The Company may retain the certificates representing the Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.
     24. Shareholder Approval; Term. The Plan became effective on May 12, 2005 and shall expire at a date ten (10) years from this date unless terminated earlier under Section 25 of the Plan. Notwithstanding the foregoing, the expiration of this Plan shall have no effect the rights of Participants under Awards previously granted to them, and all unexpired Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
     25. Amendment and Termination of the Plan.
(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
          26. Compliance with Section 409A of the Code
This Plan is intended to be exempt from Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, administered and operated consistent with this intent. Nothing in this Plan should be construed as a guarantee of any particular tax treatment to a Participant.